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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

   Taunus Corporation
--------------------------------------------------------------------------------
   (Last) (First) (Middle)

   31 West 52nd Street
--------------------------------------------------------------------------------
   (Street)

   New York, New York 10019
--------------------------------------------------------------------------------
   (City) (State)  (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   March 16, 2001
================================================================================
3. IRS Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

   Strayer Education, Inc. (STRA)
================================================================================
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
(1)  Common Stock (1)                    3,400                      I                    By Deutsche Banc Alex. Brown Inc.
====================================================================================================================================

                          ================================================================================
                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------

                                                              3. Title and Amount of Securities
                                                                 Underlying Derivative Security
                                   2. Date Exercisable           (Instr. 4)
                                      and Expiration Date     ---------------------------------
                                      (Month/Day/Year)                                    Amount
                                   ----------------------                                 or
                                   Date       Expira-                                     Number
1. Title of Derivative             Exer-      tion                                        of
   Security (Instr. 4)             cisable    Date            Title                       Shares
-------------------------          -------------------------------------------------------------------------------
(1)  Not Applicable
------------------------------------------------------------------------------------------------------------------

                          --------------------------------------------------------------------------------
                                        Table II (cont.) -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------
                                                             5. Owner-
                                                                ship
                                                                Form of
                                                                Derivative
                                         4. Conver-             Securities:
                                            sion or             Direct           6. Nature of
                                            Exercise            (D) or              Indirect
                                            Price of            Indirect            Beneficial
1. Title of Derivative                      Derivative          (I)                 Ownership
   Security (Instr. 4)                      Security            (Instr.5)          (Instr. 5)
--------------------------------------------------------------------------------------------------------
(1)  Not Applicable
========================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Explanation of Responses: (1) The Reporting Person pursuant to an irrevocable proxy granted on March 16, 2001, is part of a group which was granted the right, along with New Mountain Partners, L.P. and DB Capital Investors, L.P., to vote the 8,175,000 shares of common stock, par value $.01 per share, of the Issuer covered by the proxy, subject to certain limitations set forth in the proxy. The 3,400 shares of common stock listed above are owned by Deutsche Banc Alex. Brown Inc., a subsidiary of Taunus Corporation. DB Capital Investors, L.P., DB Capital Partners, L.P. and DB Capital Partners, Inc., disclaim any beneficial ownership of or any pecuniary interest in the 3,400 shares of common stock listed above.




  /s/ James T. Byrne, Jr.                                     3/26/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


Name:  DB Capital Investors, L.P.

Address:   130 Liberty Street, 25th Floor
           New York, New York  10006

By:  DB CAPITAL PARTNERS, L.P.
     its General Partner

By:  DB CAPITAL PARTNERS, INC.,
     its General Partner

Signature:  /s/ Charles Ayres
          -----------------------------------



Name:  DB Capital Partners, L.P.

Address:   130 Liberty Street, 25th Floor
           New York, New York  10006

Signature:  /s/ Charles Ayres
          -----------------------------------



Name:  DB Capital Partners, Inc.

Address:   130 Liberty Street, 25th Floor
           New York, New York  10006

Signature:  /s/ Charles Ayres
          -----------------------------------


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

SEC 1473 (7-96)